Exhibit (a)(1)(L)

Screen Shot of Intranet Page Displaying Updated Hypothetical Exchange Ratios

April 4, 2012

Hypothetical Exchange Ratios for Eligible Stock Options

Eligible Stock Option Date of Grant and Exercise Price	Exchange Ratio - $15.27 Stock Price	Exchange Ratio - $16.62 Stock Price	Exchange Ratio - $17.97 Stock Price	Exchange Ratio - $19.32 Stock Price	Exchange Ratio - $20.67 Stock Price
6/27/2008 — $20.10	1.22	1.15	1.09	1.03	*
7/1/2008 — $20.11	1.23	1.16	1.09	1.03	*
4/7/2008 — $21.95	1.28	1.21	1.12	1.07	1.03
6/9/2008 — $22.24	1.44	1.28	1.16	1.09	1.06
2/15/2008 — $22.25	1.26	1.17	1.12	1.07	1.05
2/14/2007 — $22.65	1.52	1.37	1.28	1.18	1.08
2/13/2008 — $23.97	1.38	1.29	1.20	1.14	1.09
4/28/2008 — $24.12	1.20	1.15	1.12	1.11	1.10
5/14/2008 — $24.38	1.20	1.18	1.15	1.10	1.08
1/1/2008 — $25.48	1.25	1.19	1.15	1.09	1.05
8/8/2007 — $28.34	1.87	1.69	1.62	1.47	1.44
12/3/2007 — $29.40	1.61	1.49	1.38	1.30	1.22
5/29/2007 — $30.50	1.57	1.44	1.38	1.28	1.25
5/16/2007 — $30.74	1.60	1.50	1.40	1.32	1.27
11/5/2007 — $35.00	1.46	1.35	1.27	1.19	1.14
7/2/2007 — $36.94	1.82	1.79	1.64	1.55	1.47

*	At this assumed closing price, which is greater than the exercise price of these stock options, any elections to exchange such stock options will be disregarded, and such stock options would remain outstanding in accordance with their current terms.